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Washington, D.C. 20549

SCHEDULE 14A

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Centennial Resource Development, Inc.

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COLGATE ENERGY PARTNERS III, LLC AND ITS SUBSIDIARIES

Consolidated Financial Statements (unaudited)

Three Months Ended March 31, 2022

COLGATE ENERGY PARTNERS III, LLC AND ITS SUBSIDIARIES

Colgate Energy Partners III, LLC

Consolidated Balance Sheets

Unaudited

(in thousands)	March 31, 2022	December 31, 2021
Assets
Current assets:
Cash	$35,807	$210,276
Restricted cash	61,544	—
Accounts receivable from affiliates	787	—
Accounts receivable	158,366	125,161
Prepaids	5,902	22,790

Total current assets	262,406	358,227
Oil & gas properties and equipment:
Oil and gas properties and equipment	2,293,559	2,185,445
Accumulated depreciation, depletion, and amortization	(329,510)	(279,593)

Net oil and gas properties and equipment	1,964,049	1,905,852
Other assets:
Other property and equipment, net	18,092	989

Total assets	$2,244,547	$2,265,068

Liabilities and members’ capital
Current liabilities:
Accounts payable	$171,965	$156,483
Accounts payable to affiliates	90	191
Revenue payable	99,891	79,565
Accrued expenses	32,162	38,866
Short-term derivative instruments	258,848	60,505

Total current liabilities	562,956	335,610
Other liabilities:
Long-term debt, net	978,283	977,451
Asset retirement obligations and other	38,137	20,294
Long-term derivative instruments	187,036	116,535

Total liabilities	1,766,412	1,449,890
Members’ capital:
Capital contributions	812,377	812,377
Capital distributions	(482,544)	(277,359)
Retained earnings	148,302	280,160

Total members’ capital	478,135	815,178

Total liabilities and members’ capital	$2,244,547	$2,265,068

See accompanying notes to the unaudited consolidated financial statements.

Colgate Energy Partners III, LLC

Consolidated Statements of Operations

Unaudited

	Three Months Ended March 31,
(in thousands)	2022	2021
Revenues:
Crude oil sales	$251,512	$79,347
Natural gas sales	39,915	14,851
Natural gas liquid sales	50,525	10,090
Other	925	340

Total revenues	342,877	104,628

Operating expenses:
Lease operating expenses	33,240	11,598
Gathering, processing, and transportation costs	4,958	486
Production and ad valorem taxes	18,942	5,322
Depreciation, depletion, and amortization	50,004	23,281
Exploration and abandonment costs	54	638
Accretion of asset retirement obligations	314	106
General and administrative	5,598	2,108
Profit sharing by affiliates	19,815	3,330
Gain on sale of assets	(9,258)	(7)

Total operating expenses	123,667	46,862

Income from operations	219,210	57,766

Other income (expenses):
Interest income	7	80
Interest expense	(17,888)	(5,385)
Loss on commodity derivatives, net	(333,187)	(105,230)

Total other income (expense)	(351,068)	(110,535)

Net loss	$(131,858)	$(52,769)

See accompanying notes to the unaudited consolidated financial statements.

Colgate Energy Partners III, LLC

Consolidated Statements of Members’ Capital

Unaudited

(in thousands)
Balance at December 31, 2020	$467,271

Capital distributions	(146,002)
Capital contributions (Profit sharing by affiliates)	3,330
Net loss	(52,769)

Balance at March 31, 2021	$271,830

Balance at December 31, 2021	$815,178

Capital distributions	(225,000)
Capital contributions (Profit sharing by affiliates)	19,815
Net loss	(131,858)

Balance at March 31, 2022	$478,135

See accompanying notes to the unaudited consolidated financial statements.

Colgate Energy Partners III, LLC

Consolidated Statements of Cash Flows

Unaudited

	Three Months Ended March 31,
(in thousands)	2022	2021
Cash flows from operating activities:
Net loss	$(131,858)	$(52,769)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion, amortization	50,004	23,281
Accretion of asset retirement obligations	314	106
Gain on sale of assets	(9,258)	(7)
Amortization of deferred financing costs and issue premium / discount	1,156	531
Loss on commodity derivatives, net	333,187	105,230
Gain on interest rate derivatives, net	—	(4)
Net settlements paid on commodity derivatives	(64,343)	(11,088)
Net settlements paid on interest rate derivatives	—	(378)
Profit sharing by affiliates	19,815	3,330
Other	148	—
Changes in operating assets and liabilities:
Accounts receivable and prepaids	(17,103)	(18,698)
Accounts payable, revenue payable, and accrued expenses	23,049	28,159

Net cash provided by operating activities	$205,111	$77,693

Cash flows from investing activities:
Capital expenditures to develop oil and gas properties and equipment	(134,913)	(56,923)
Capital expenditures to acquire oil and gas properties and equipment	(193,978)	(9,436)
Proceeds from sale of oil and gas properties and equipment	236,043	7
Capital expenditures for other property and equipment	136	(41)

Net cash used in investing activities	$(92,712)	$(66,393)

Cash flows from financing activities:
Distributions to members	(225,000)	(146,002)
Proceeds from issuance of long-term debt	—	300,000
Proceeds from credit facility	60,000	10,000
Repayments of credit facility	(60,000)	(150,000)
Deferred financing costs	(324)	(10,518)

Net cash provided by (used in) financing activities	$(225,324)	$3,480

Net increase (decrease) in cash	(112,925)	14,780
Cash at beginning of period	210,276	8,245

Cash at end of period	$97,351	$23,025

Supplemental disclosures of cash flow information:
Accrued capital expenditures for oil and gas properties at period end	$99,963	$22,439
Asset retirement obligation	$2,003	$404
Interest paid	$32,497	$1,070

See accompanying notes to the unaudited consolidated financial statements.

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

March 31, 2022

(Unaudited)

(1)	Nature of Operations

Colgate Energy Partners III, LLC (together with its subsidiaries, the Company) was formed on December 4, 2017 as a Delaware limited liability company pursuant to the Delaware Limited Liability Company Act, as amended (the Act). Upon formation, the Company was managed by Pearl Energy Investments II, LP, the sole member.

On December 30, 2020, the Company reorganized per the terms of the Third Amended and Restated Limited Liability Company Agreement (the Company Agreement). In accordance with the Company Agreement, the members of the Company contributed their Members’ Equity to CEP III Holdings, LLC (Holdings), in exchange for equity interests in Holdings.

Under the terms of the Company Agreement, Holdings became the sole member of the Company and governs the actions of the Company. Holdings is governed by a seven-member board of managers.

The Company is a Midland, Texas-based oil and gas company focused on the acquisition, development, exploration and production of oil and natural gas properties. The Company’s operations are focused in the Permian Basin throughout Texas and New Mexico.

(2)	Summary of Significant Accounting Policies

A complete discussion of the Company’s significant accounting policies is included in the Company’s Annual Report for the year ended December 31, 2021.

(a)	Basis of Presentation

The consolidated financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP) and include the assets, liabilities, revenue, expenses, and related note disclosures of the Company and its consolidated subsidiaries.

These consolidated financial statements were approved by management and available for issuance on May 26, 2022. Subsequent events have been evaluated through this date.

(b)	Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries since their acquisition or formation. All intercompany transactions and balances have been eliminated in consolidation.

(c)	Interim Financial Statements and Use of Estimates

The accompanying consolidated financial statements of the Company have not been audited by the Company’s independent registered public accounting firm, except that the consolidated balance sheet at December 31, 2021 is derived from audited consolidated financial statements. In the opinion of management, the accompanying consolidated financial statements reflect all adjustments necessary to present fairly the Company’s consolidated financial statements. All such adjustments are of a normal, recurring nature. In preparing the accompanying consolidated financial statements, management has made certain estimates and assumptions that affect reported amounts in the consolidated financial statements. Actual results may differ from those estimates. The results for interim periods are not necessarily indicative of annual results.

(d)	Cash and Restricted Cash

The Company’s cash includes depository accounts held by banks.

Restricted cash at March 31, 2022 includes $61.5 million of proceeds from the sale of oil and natural gas properties held by a qualified intermediary in connection with an Internal Revenue Service Code Section 1031 like-kind exchange.

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

March 31, 2022

(Unaudited)

(e)	Accounts Receivable

Accounts receivable consist of receivables from joint interest owners on properties the Company operates and crude oil, natural gas, and natural gas liquid (NGL) production delivered to purchasers. The purchasers remit payment for production directly to the Company. Most payments are received within two months after the production date. For receivables from joint interest owners, the Company typically has the ability to withhold future revenue disbursements to recover any non-payment of joint interest billings. Accounts receivable outstanding longer than the contractual payment terms are considered past due. The Company recognizes an allowance for doubtful accounts in an amount equal to anticipated future uncollectible receivables. The Company determines its allowance by considering a number of factors, including the length of time accounts receivable are past due, the Company’s previous loss history, the debtor’s current ability to pay its obligation to the Company, the condition of the general economy and the industry as a whole. The Company writes off specific accounts receivable when they become uncollectible and payments subsequently received on such receivables are credited to the allowance for doubtful accounts. As of March 31, 2022 and December 31, 2021, management believes all accounts receivable are collectible and no allowance is required.

(f)	Deferred Financing Costs

Deferred financing costs consist of fees incurred to secure debt financing and are amortized over the life of the related loans using a method consistent with the effective interest method; such amortization is recorded within Interest expense in the consolidated statements of operations. Deferred financing costs were $22.7 million as of March 31, 2022, net of accumulated amortization of $5.3 million. Deferred financing costs were $23.5 million as of December 31, 2021, net of accumulated amortization of $4.2 million. The deferred financing costs and accumulated amortization are presented in the consolidated balance sheets as a direct deduction to the face amount of the borrowings.

(g)	Revenue Recognition

Substantially all of the Company’s revenue is from the sale of crude oil, natural gas, and natural gas liquids. See note 3 for additional information regarding the Company’s revenue recognition.

(h)	Concentrations of Credit Risk

The Company’s oil and gas operations have a concentration of purchasers in the energy industry. This customer concentration may impact the Company’s overall exposure to credit risk, either positively or negatively, in that the purchasers may be similarly affected by changes in economic or other conditions. As of March 31, 2022 and 2021, the Company did not experience any material credit losses or write-offs of receivables. See note 10 for a list of significant purchasers as a percentage of total sales.

(i)	Overhead Reimbursement

The Company records gross overhead charges billed to working interest owners as a reduction to General and administrative expenses in the consolidated statements of operations. The Company recorded $2.4 million and $0.7 million of overhead charges during the three months ended March 31, 2022 and 2021, respectively. The Company records overhead charges as they relate to its net share of properties owned in the Lease operating expenses account in the consolidated statements of operations and the Oil and gas properties and equipment account in the consolidated balance sheets. The Company recorded $1.6 million and $0.4 million of net overhead charges in Lease operating expenses for the three months ended March 31, 2022 and 2021, respectively. The Company recorded $0.6 million and $0.2 million of net overhead charges in Oil and gas properties and equipment for the three months ended March 31, 2022 and 2021, respectively.

(j)	Related Party Transactions

Transactions between related parties are considered to be related party transactions though they may not be given accounting recognition. The Financial Accounting Standards Board (FASB) ASC Topic 850, Related Party

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

March 31, 2022

(Unaudited)

Disclosures (ASC Topic 850), requires that transactions with related parties that would make a difference in decision making shall be disclosed so that users of the consolidated financial statements can evaluate their significance. See note 9 for additional information about the Company’s related parties.

(k)	Segment Reporting

Operating segments are defined as components of an enterprise that (i) engage in activities from which it may earn revenues and incur expenses and (ii) for which separate operational information is available and is regularly evaluated by the chief decision maker for the purpose of allocating resources and assessing performance.

Based on the organization and management of the Company, the Company has only one reportable operating segment, which is oil and natural gas exploration and production.

(l)	Reclassifications

Certain amounts in prior period financial statements have been reclassified to conform to current period presentation.

(m)	Recently Adopted Accounting Pronouncements

During the first quarter of 2022, the Company adopted Accounting Standards Update (“ASU”) No. 2016-02, “Leases” (Topic 842) and the amendments provided for in ASU No. 2018-11, “Targeted Improvements” (ASU 2018-11). Topic 842 requires the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous U.S. GAAP using a modified retrospective approach. The modified retrospective approach includes a number of optional practical expedients that the Company chose to apply. These practical expedients relate to (i) the identification and classification of leases that commenced before the effective date, (ii) the treatment of initial direct costs for leases that commenced before the effective date, (iii) the ability to use hindsight in evaluating lessee options to extend or terminate a lease or to purchase the underlying asset and (iv) the ability to initially apply the new lease standard at the adoption date. ASU 2018-01 is a land easement practical expedient which allowed the Company to begin evaluating land easements entered into or modified after December 31, 2021. ASU 2018-11 provides a transition election not to restate comparative periods for the effects of applying the new lease standard. This transition election permits entities to change the date of initial application to the beginning of the year of adoption and to recognize the effects of applying the new standard as a cumulative-effect adjustment to the opening balance of retained earnings. The Company elected this transition approach, however the cumulative impact of adoption to the opening balance of retained earnings as of January 1, 2022 was zero. See note 8 for additional disclosures related to leases.

(3)	Revenue from Contracts with Customers

Revenue is measured based on considerations specified in contracts with customers, excluding any sales incentives or amounts collected on behalf of third parties. The Company recognizes revenue when a performance obligation is satisfied by the transfer of control over a product to the ultimate customer. Sales of oil, natural gas and NGLs are recognized at the time that control of the product is transferred to the customer and collectability is reasonably assured. Generally, the pricing provisions in the Company’s contracts are tied to a market index, with certain adjustments based on, among other factors, whether a well delivers to a gathering or transmission line, the quality of the oil or natural gas, and prevailing supply and demand conditions. As a result, the prices of the Company’s oil, natural gas and NGLs fluctuate to remain competitive with other available oil, natural gas and NGLs supplies. The Company reports revenues disaggregated by product on its consolidated statements of operations.

(a)	Oil Sales

Oil production is sold at the wellhead and the Company collects an agreed-upon index price, net of pricing differentials. In this scenario, revenue is recognized when control transfers to the purchaser at the wellhead at the net price received by the Company.

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

March 31, 2022

(Unaudited)

(b)	Natural Gas and Natural Gas Liquid Sales

Under the Company’s natural gas processing contracts, it delivers natural gas to a midstream processing company at the wellhead or the inlet of the midstream processing company’s gathering system. The midstream processing company gathers and processes the natural gas and remits proceeds to the Company for the resulting natural gas sales and natural gas liquid sales. In these scenarios, the Company evaluates whether it is the principal or the agent in the transaction, which includes considerations of product redelivery, take-in-kind rights and risk of loss. For those contracts where the Company has concluded that control of the product transfers at the tailgate of the plant, meaning that the Company is the principal and the ultimate third party is its customer, the Company recognizes revenue on a gross basis, with transportation and processing fees presented as Gathering, processing, and transportation costs on the Company’s consolidated statements of operations. Alternatively, for those contracts where the Company has concluded control of the product transfers at the inlet of the plant, meaning that the Company is the agent and the midstream processing company is the Company’s customer, the Company recognizes natural gas sales and natural gas liquid sales based on the net amount of proceeds received from the midstream processing company. The Company also determined that losses associated with shrinkage and line loss (“FL&U”) occur prior to the change in control. As a result, natural gas and NGLs sales are presented net of FL&U costs.

(c)	Contract Balances

Under the Company’s product sales contracts, the Company invoices customers once performance obligations have been satisfied, at which point payment is unconditional. Accordingly, the Company’s product sales contracts do not give rise to contract assets or liabilities under ASC Topic 606, Revenue from Contracts with Customers.

(4)	Acquisitions and Divestitures

Parkway Acquisition

In January 2022, the Company closed an acquisition of proved and unproved oil and gas properties and equipment in Eddy County, New Mexico and Lea County, New Mexico for approximately $189.3 million, subject to customary post-closing adjustments.

Recent Divestitures

In January 2022, the Company closed a divestiture of proved and unproved oil and gas properties and equipment in Ward County, Texas for approximately $231.9 million, subject to customary post-closing adjustments. The Company recognized a gain on the sale of approximately $7.7 million.

(5)	Fair Value

(a)	Assets and Liabilities that Approximate Fair Value on a Recurring Basis

(i)	Derivative Instruments

The fair market values of the derivative financial instruments reflected in the consolidated balance sheets were based on observable inputs obtained from the counterparties to the agreements. Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels. Further, the Company presents asset and liability positions on a net basis by counterparty. The three input levels of the fair value hierarchy are as follows:

•	Level 1 – quoted prices for identical assets or liabilities in active markets.

•

Level 2 – quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates) and inputs derived principally from or corroborated by observable market data by correlation or other means.

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

March 31, 2022

(Unaudited)

•

Level 3 – unobservable inputs for the asset or liability, typically reflecting management’s estimate of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques, including discounted cash flow models.

The following tables present the fair value hierarchy for those derivative financial instruments measured at fair value on a recurring basis at March 31, 2022 and December 31, 2021:

March 31, 2022
(in thousands)	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total Fair Value	Gross Amounts Offset in the Consolidated Balance Sheet	Net Fair Value Presented in the Consolidated Balance Sheet
Assets:
Current:
Commodity contracts	$—	10,007	—	10,007	(10,007)	$—
Long-term:
Commodity contracts	—	2,672	—	2,672	(2,672)	—

Liabilities:
Current:
Commodity contracts	—	(268,855)	—	(268,855)	10,007	(258,848)
Long-term:
Commodity contracts	—	(189,708)	—	(189,708)	2,672	(187,036)

Net financial liabilities	$—	(445,884)	—	(445,884)	—	$(445,884)

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

March 31, 2022

(Unaudited)

December 31, 2021
(in thousands)	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total Fair Value	Gross Amounts Offset in the Consolidated Balance Sheet	Net Fair Value Presented in the Consolidated Balance Sheet
Assets:
Current:
Commodity contracts	$—	848	—	848	(848)	$—
Long-term:
Commodity contracts	—	862	—	862	(862)	—

Liabilities:
Current:
Commodity contracts	—	(61,353)	—	(61,353)	848	(60,505)
Long-term:
Commodity contracts	—	(117,397)	—	(117,397)	862	(116,535)

Net financial liabilities	$—	(177,040)	—	(177,040)	—	$(177,040)

(b)	Assets and Liabilities that Approximate Fair Value on a Nonrecurring Basis

Certain assets and liabilities are reported at fair value on a nonrecurring basis in the Company’s balance sheets. The following methods and assumptions were used to estimate the fair values:

(i)	Properties Acquired in Business Combinations

If sufficient market data is not available, the Company determines the fair values of proved and unproved properties acquired in transactions accounted for as business combinations by preparing estimates of discounted cash flow projections. The factors to determine fair value include, but are not limited to, estimates of proved reserves, future commodity prices, the timing of future production and capital expenditures, and a discount rate commensurate with the risk reflective of the lives remaining for the respective oil and gas properties.

(ii)	Proved Oil and Natural Gas Properties

Proved oil and natural gas properties are reviewed for impairment when events and circumstances indicate the carrying value of such properties may not be recoverable. The factors used to determine fair value include, but are not limited to, estimates of proved reserves, future commodity prices, the timing of future production and capital expenditures, and a discount rate commensurate with the risk reflective of the lives remaining for the respective oil and gas properties. The Company did not recognize any impairments of proved properties during the three months ended March 31, 2022 or 2021.

(iii)	Unproved Properties

Unproved oil and natural gas properties are periodically assessed for impairment by considering future drilling and exploration plans, results of exploration activities, commodity price outlooks, planned future sales and expiration of all or a portion of the projects. During the three months ended March 31, 2022 and 2021, the Company did not recognize unproved impairment expense.

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

March 31, 2022

(Unaudited)

Other Fair Value Measurement

The carrying value of the Company’s credit facility approximates fair value, as it is subject to short-term floating interest rates that approximate the rates available for those periods. The Company also has other financial instruments consisting primarily of cash, accounts receivable, other current assets, and accounts payable that approximate fair value due to the short maturity of these instruments.

(6)	Derivative Instruments and Hedging Activities

The Company uses derivative financial instruments to manage commodity price risk associated with the sales of oil and gas production and to manage interest rate risk associated with the outstanding borrowings on the Company’s credit facility. The Company does not hold or issue derivative financial instruments for speculative or trading purposes.

The Company accounts for derivatives in accordance with ASC 815, Accounting for Derivative Instruments and Hedging Activity (as amended). Currently, the Company does not designate its derivative instruments to qualify for hedge accounting. Accordingly, the Company reflects changes in fair value of its derivative instruments in its consolidated statements of operations as they occur. Commodity hedging instruments may take the form of collars, swaps, or other derivatives indexed to the New York Mercantile Exchange (NYMEX) or other commodity price indices. Such derivative instruments will not exceed anticipated production volumes and are expected to have a reasonable correlation between price movements in the futures market and the spot markets where the Company’s production is sold.

The Company records its derivative activities at fair value. Gains and losses due to changes in fair value of commodity derivatives are included in Gain (loss) on commodity derivatives, net in the consolidated statements of operations. Gains and losses due to changes in fair value of interest rate derivatives are included in Interest expense in the consolidated statements of operations. Non-cash gains and losses associated with the Company’s commodity price derivatives and interest rate derivatives are separately presented in operating activities within the consolidated statements of cash flows.

During the three months ended March 31, 2022 and 2021, the Company recorded a net loss on commodity derivatives of $333.2 million and $105.2 million, respectively. The following table summarizes the amounts related to the Company’s derivative financial instruments that are recorded in Loss on commodity derivatives, net and Interest expense in the consolidated statements of operations for the three months ended March 31, 2022 and 2021:

	Three Months Ended March 31,
(in thousands)	2022	2021
Commodity derivatives:
Non-cash commodity derivative loss, net	$(268,844)	$(94,142)
Net cash settlements paid on commodity derivatives	(64,343)	(11,088)

Loss on commodity derivatives, net	$(333,187)	$(105,230)

Interest rate derivatives:
Non-cash interest rate derivative gain, net	$—	$382
Net cash settlements paid on interest rate derivatives	—	(378)

Interest expense	$—	$4

(a)	Swap Contracts

Generally, a swap contract is an agreement that obligates two parties to exchange a series of cash flows at specified intervals based upon or calculated by reference to changes in specified prices or rates for a specified notional amount of the underlying assets. The payment flows are usually netted.

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

March 31, 2022

(Unaudited)

The Company has entered into a series of crude oil, natural gas and natural gas liquids price swap derivative contracts to mitigate a portion of the exposure to commodity price risk. The following table sets forth the Company’s outstanding oil derivative contracts as of March 31, 2022. When aggregating multiple contracts, the weighted average contract price is disclosed.

	2022	2023	2024	Total
Oil Price Swap - WTI
Volume (MBbl)	6,012	5,110	2,196	13,318
Price per Bbl	$69.79	$48.13	$54.98	$59.04
Oil Basis Swap - Mid/Cush
Volume (MBbl)	6,012	5,110	2,196	13,318
Price per Bbl	$0.49	$0.41	$0.55	$0.47
Oil WTI Roll Swap
Volume (MBbl)	6,012	5,110	2,196	13,318
Price per Bbl	$0.42	$0.60	$0.34	$0.47

The following table sets forth the Company’s outstanding natural gas derivative contracts as of March 31, 2022. When aggregating multiple contracts, the weighted average contract price is disclosed.

	2022	2023	2024	Total
Gas Price Swap - Henry Hub
Volume (BBtu)	9,889	6,143	1,755	17,787
Price per MMBtu	$2.47	$2.49	$2.52	$2.48
Gas Basis Swap - WAHA
Volume (BBtu)	9,889	3,198	1,755	14,842
Price per MMBtu	$(0.60)	$(0.48)	$(0.40)	$(0.55)

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

March 31, 2022

(Unaudited)

The following table sets forth the Company’s outstanding natural gas liquids derivative contracts as of March 31, 2022. When aggregating multiple contracts, the weighted average contract price is disclosed.

	2022	2023	Total
Ethane Price Swap
Volume (Bbl)	169,134	67,398	236,532
Price per Bbl	$8.52	$8.72	$8.57
Propane Price Swap
Volume (Bbl)	172,645	—	172,645
Price per Bbl	$22.05	$—	$22.05
i-Butane Swap
Volume (Bbl)	29,723	11,843	41,566
Price per Bbl	$24.29	$24.47	$24.34
n-Butane Swap
Volume (Bbl)	74,603	29,728	104,331
Price per Bbl	$24.40	$25.10	$24.59
Natural Gasoline Swap
Volume (Bbl)	124,755	49,713	174,468
Price per Bbl	$41.50	$45.05	$42.51

(7)	Oil and Gas Properties and Equipment

The Company had net capitalized costs of $1,964.0 million and $1,905.9 million in oil and gas properties and equipment as of March 31, 2022 and December 31, 2021, respectively. The components are summarized in the table below:

(in thousands)	March 31, 2022	December 31, 2021
Oil and gas properties and equipment
Proved	$2,019,031	$1,951,878
Unproved	274,528	233,567

Total	2,293,559	2,185,445
Less: accumulated DD&A	(329,510)	(279,593)

Net capitalized costs for oil and gas properties and equipment	$1,964,049	$1,905,852

(8)	Leases

The Company has entered into operating leases for office space and office equipment. The Company’s leases have lease terms that include options to extend to future years, and some of which include options to terminate within one year. Leases with an initial term of 12 months or less are not recorded on the consolidated balance sheets. The Company’s short-term leases are primarily composed of drilling rigs and field equipment such as compressors. The exercise of lease renewal and termination options are at the Company’s sole discretion. The Company determines whether a contract arrangement contains a lease at inception. The lease classification and lease measurement are determined upon lease commencement. The lease commencement date is evaluated based on when the key lease terms are available and when the Company takes possession of the underlying asset. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

Because the majority of the Company’s leases do not provide an implicit rate of return, the Company uses its incremental borrowing rate based on the information available at the commencement date of the lease in determining the present value of lease payments. The incremental borrowing rate is not a quoted rate and is derived from the Company’s credit facility agreement.

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

March 31, 2022

(Unaudited)

The Company has operating lease agreements with lease and non-lease components that are accounted for as a single lease component. Right-of-use assets and lease liabilities are initially recorded at the commencement date based on the present value of lease payments over the lease term. Certain leases contain variable costs above the minimum required payments and are not included in the right-of-use assets or lease liabilities. Options to extend or terminate a lease are included in the lease term when it is reasonably certain the Company will exercise that option. For operating leases, lease cost is recognized on a straight-line basis over the term of the lease.

Lease payments represent gross payments to vendors, which, for certain of the Company’s operating assets, are partially offset by amounts billed to other working interest owners based on their percent ownership. The components of the Company’s lease costs as of March 31, 2022 were as follows:

(in thousands)	Three Months Ended March 31, 2022
Operating leases:
General and administrative	$549

Total operating leases	549

Short-term leases:
Lease operating expenses	1,904
Oil and gas properties and equipment	15,257
General and administrative	53

Total short-term leases	17,214

Total lease expense	$17,763

Supplemental cash flow information related to the Company’s leases as of March 31, 2022 was as follows:

(in thousands)	Three Months Ended March 31, 2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflows from operating leases	$400

Supplemental balance sheet information related to the Company’s operating leases as of March 31, 2022 was as follows (in thousands):

Type	Consolidated Balance Sheet Location	As of March 31, 2022
Assets:
Operating lease right-of-use assets, net	Other property and equipment, net	$17,395
Liabilities:
Operating lease liabilities, current	Accrued expenses	$2,017
Operating lease liabilities, noncurrent	Asset retirement obligations and other	$15,527

Weighted average remaining lease term		9.4 years

Weighted average discount rate		2.9%

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

March 31, 2022

(Unaudited)

Maturities of the Company’s lease liabilities as of March 31, 2022 were as follows:

(in thousands)	March 31, 2022 Operating leases
2023	$2,017
2024	2,067
2025	2,064
2026	2,104
2027	2,150
Thereafter	9,763

Total lease payments	20,165
Less imputed interest	(2,621)

Total lease obligations	17,544
Less current obligations	(2,017)

Long-term lease obligations	$15,527

As discussed in note 2, the Company elected a transition method to recognize the effects of adopting the new lease standard as a cumulative-effect adjustment to the opening balance of retained earnings. Per Topic 842, an entity electing this transition method should provide the required disclosures under Topic 840 for all periods that continue to be in accordance with Topic 840. As such, the Company included the future minimum lease commitments table below as of December 31, 2021:

(in thousands)	December 31, 2021 Operating leases
2022	$1,534
2023	1,718
2024	1,755
2025	1,793
Thereafter	11,709

Total lease payments	18,509
Less imputed interest	(2,539)

Total lease obligations	15,970
Less current obligations	(1,534)

Long-term lease obligations	$14,436

(9)	Related Party Transactions

The Company incurs related party transactions with Pearl Energy Investments and its affiliates (Pearl), NGP Energy Capital and its affiliates (NGP), Holdings and its affiliates, CM Resources, LLC, LM Touchdown, LLC and Luxe Energy. These transactions include revenues and operating expenses incurred in connection with operating oil and gas properties and equipment, cash advances for capital projects, fees related to gathering crude oil and natural gas, and general and administrative expenses. The Company had receivables from related parties of $0.8 million at March 31, 2022 and payables to related parties of $0.1 million and $0.2 million at March 31, 2022 and December 31, 2021, respectively.

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

March 31, 2022

(Unaudited)

Members of management own profit interests at Holdings and its affiliates. These profit interests are subject to various performance and forfeiture provisions, and they become payable once certain distribution hurdles are met. Once certain hurdles are achieved, payments will be made to members of management directly by Holdings and its affiliates. Payments are not funded by the Company. These payments are not considered probable of occurring until paid. During the three months ended March 31, 2022 and 2021, the Company recognized charges of approximately $19.8 million and $3.3 million, respectively, in the Profit sharing from affiliates account within the consolidated statements of operations as a result of the profit interests described herein.

(10)	Significant Concentrations

As of the periods presented on the consolidated balance sheets and statements of operations, substantially all of the Company’s accounts receivable and sales were related to oil and gas production. This concentration may impact the Company’s business risk, either positively or negatively, in that commodity prices, customers and suppliers may be similarly affected by changes in economic, political, or other conditions related to the industry. The Company does not believe that the loss of a purchaser would have an adverse effect on its ability to sell its crude oil and natural gas production due to the competitive nature of the oil and gas industry and availability of marketing alternatives.

The table below sets forth the significant purchasers as a percentage of total crude oil sales, natural gas sales, and natural gas liquid sales for the three months ended March 31, 2022 and 2021:

	Three Months Ended March 31,
	2022	2021
Enterprise Products Partners	69%	71%
EagleClaw Midstream	13%	19%
Occidental Energy Marketing, Inc.	8%	—%
Brazos Permian II, LLC	4%	—%
Plains All American	—%	6%
Other	6%	4%

	100%	100%

Further, the Company regularly maintains its cash in bank deposit accounts, which at times, may exceed federally insured limits. The Company has not experienced any losses with respect to the related risks to cash and does not believe its exposure to such risk is more than nominal.

(11)	Commitments and Contingencies

(a)	Legal Matters

In the ordinary course of business, the Company may at times be subject to claims and legal actions. Management does not believe the impact of such matters will have a material adverse effect on the Company’s financial position or results of operations. The Company had no legal matters requiring specific disclosure or recognition of a liability as of March 31, 2022 and December 31, 2021.

(b)	Environmental

The Company is subject to extensive federal, state, and local environmental laws and regulations, which may materially affect its operations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites.

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

March 31, 2022

(Unaudited)

In the Company’s acquisition of existing or previously drilled well bores, the Company may not be aware of what environmental safeguards were taken at the time such wells were drilled or during such time the wells were operated.

The Company maintains comprehensive insurance coverage that it believes is adequate to mitigate the risk of any adverse financial effects associated with these risks.

However, should it be determined that a liability exists with respect to any environmental cleanup or restoration, the liability to cure such a violation could still fall upon the Company. No claim has been made, nor is the Company aware of any such liability, as it relates to any environmental cleanup, restoration, or the violation of any rules or regulations relating thereto.

Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that related to an existing condition caused by past operations and that have no future economic benefits are expensed as incurred. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the cost can be reasonably estimated.

(c)	Severance tax, royalty, joint interest and sales and use tax audits

The Company is subject to routine severance tax, royalty, joint interest and sales and use tax audits from regulatory bodies and non-operators. Additionally, the Company is subject to various possible contingencies that arise primarily from interpretations affecting the oil and natural gas industry. Such contingencies include differing interpretations as to the prices at which oil and natural gas sales may be made, the prices at which royalty owners may be paid for production from their leases, allowable costs under joint interest arrangements and other matters. Although the Company believes that it has estimated its exposure with respect to the various laws and regulations, administrative rulings and interpretations thereof, adjustments could be required as new interpretations and regulations are issued.

(12)	Debt

The Company’s debt consisted of the following at March 31, 2022 and December 31, 2021:

(in thousands)	March 31, 2022	December 31, 2021
Credit Facility due 2025	$—	$—
5.875% senior notes due 2029	700,000	700,000
7.75% senior notes due 2026	300,000	300,000
Deferred financing costs and issue premium / discount, net	(21,717)	(22,549)

Long-term debt, net	$978,283	$977,451

Credit Facility. The Company’s credit facility has a maturity date of June 15, 2025. The credit facility is collateralized by the Company’s oil and gas properties and requires compliance with certain financial covenants. As of March 31, 2022, the Company was in compliance with all financial covenants.

On March 9, 2022, the Company entered into the Sixteenth Amendment to the Credit Agreement to adjust the borrowing base redetermination schedule to May 1 and November 1 of each year, beginning on May 1, 2022.

5.875% Senior Notes. On June 30, 2021, the Company issued $500 million aggregate principal amount of 5.875% senior unsecured notes due 2029 (the 5.875% Notes) in an offering that was exempt from registration under the Securities Act of 1933. The 5.875% Notes resulted in net proceeds to the Company, after deducting estimated fees and expenses, of approximately $491 million.

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

March 31, 2022

(Unaudited)

On November 12, 2021, the Company issued $200 million aggregate principal amount of 5.875% senior unsecured notes due 2029 under the same indenture as the previously issued 5.875% Notes. The additional notes were issued at a premium and resulted in net proceeds to the Company, after deducting estimated fees and expenses, of approximately $200 million. The Company used the proceeds to repay borrowings under its credit facility and to fund a portion of the Parkway Acquisition (see note 4).

7.75% Senior Notes. On January 27, 2021, the Company issued $300 million aggregate principal amount of 7.75% senior unsecured notes due 2026 (the 7.75% Notes) in an offering that was exempt from registration under the Securities Act of 1933. The 7.75% Notes resulted in net proceeds to the Company, after deducting estimated fees and expenses, of approximately $292 million. The Company used the proceeds along with cash on hand to pay down the credit facility by $150 million and to make a $146 million cash distribution to Holdings.

Interest Expense. The following amounts have been incurred and charged to interest expense for the three months ended March 31, 2022 and 2021:

	Three Months Ended March 31,
(in thousands)	2022	2021
Cash payments for interest	$32,497	$1,070
Non-cash interest	1,158	149
Settled interest rate hedges	—	378
Net changes in accruals	(15,767)	3,788

Interest expense	$17,888	$5,385

(13)	Members’ Equity Accounts

Capital contributions and distributions are governed by the Company Agreement. Cash earnings on profits and any items in nature of income or loss will be applied to the member’s capital account in accordance with their earnings interest.

During the three months ended March 31, 2022 and 2021, the Company received contributions of $19.8 million and $3.3 million, respectively, related to payments by Holdings and its affiliates to the owners of certain profit interests (see note 9).

(14)	Subsequent Events

(a)	Seventeenth Amendment to the Credit Facility

On May 18, 2022, the Company entered into the Seventeenth Amendment to the Credit Agreement. At that time, the definition of Consolidated EBITDAX was changed to add back the negative impact of the Hedge Re-strike (see below) when calculating the Consolidated Net Leverage Ratio Financial Covenant for the quarter ended June 30, 2022.

(b)	Hedge Re-strike

On May 18, 2022, the Company entered into several crude oil, natural gas, and natural gas liquids hedge transactions that resulted in a $460.1 million cash payment which was funded by cash on hand and borrowings under the Credit Facility. This transaction will be included in the Gain (loss) on commodity derivatives, net account in the Company’s consolidated statement of operations for the three months ended June 30, 2022.

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

March 31, 2022

(Unaudited)

The following tables present the commodity hedge position of the Company from May 2022 through December 2024 upon completion of the Hedge Re-strike.

	2022	2023	2024	Total
Oil Price Swap - WTI
Volume (MBbl)	5,510	5,475	2,562	13,547
Price per Bbl	$92.18	$88.86	$79.54	$88.45
Oil Basis Swap - Mid/Cush
Volume (MBbl)	5,510	5,475	2,562	13,547
Price per Bbl	$0.64	$0.47	$0.43	$0.53
Oil WTI Roll Swap
Volume (MBbl)	5,510	5,475	2,562	13,547
Price per Bbl	$2.18	$1.26	$0.74	$1.54

	2022	2023	2024	Total
Gas Price Swap - Henry Hub
Volume (BBtu)	6,220	6,143	1,755	14,118
Price per MMBtu	$5.95	$5.55	$4.33	$5.57
Gas Price Collar - Henry Hub
Volume (BBtu)	6,221	9,369	5,566	21,156
Ceiling Price per MMBtu	$11.84	$10.34	$8.77	$10.37
Floor Price per MMBtu	$7.00	$4.07	$3.19	$4.70
Gas Basis Swap - WAHA
Volume (BBtu)	12,441	15,513	7,320	35,274
Price per MMBtu	$(0.73)	(1.33)	(0.64)	$(0.98)

	2022
Ethane Price Swap
Volume (Bbl)	39,477
Price per Bbl	$8.52
Propane Price Swap
Volume (Bbl)	40,296
Price per Bbl	$22.05
i-Butane Swap
Volume (Bbl)	6,938
Price per Bbl	$24.30
n-Butane Swap
Volume (Bbl)	17,414
Price per Bbl	$24.40
Natural Gasoline Swap
Volume (Bbl)	29,119
Price per Bbl	$41.50

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

March 31, 2022

(Unaudited)

(c)	Business Combination Agreement

On May 19, 2022, the Company entered into a business combination agreement (the Merger Agreement) with Centennial Resource Development, Inc. (CDEV). Per the terms of the Merger Agreement, the Company will receive 269.3 million shares of CDEV stock and $525 million of cash. The transaction is expected to close during the second half of 2022, and it is subject to the approval of CDEV shareholders, the satisfaction of certain regulatory approvals and other customary closing conditions.

Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included in this communication regarding the proposed business combination between Centennial and Colgate (the “Merger”) or the strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management of Centennial, Colgate and/or the combined company are forward-looking statements. When used in this communication, the words “could,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “goal,” “plan,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. These statements include, but are not limited to, statements about Centennial’s and Colgate’s ability to effect the Merger; the expected benefits and timing of the Merger; future dividends and share repurchases; and future plans, expectations, and objectives for the combined company’s operations after completion of the Merger, including statements about strategy, synergies, future operations, financial position, estimated revenues, projected production, projected costs, prospects, plans, and objectives of management. While forward-looking statements are based on assumptions and analyses that management of Centennial and Colgate believe to be reasonable under the circumstances, whether actual results and developments will meet such expectations and predictions depends on a number of risks and uncertainties that could cause actual results, performance, and financial condition to differ materially from such expectations. Any forward-looking statement made in this news release speaks only as of the date on which it is made. Factors or events that could cause actual results to differ may emerge from time to time, and it is not possible to predict all of them. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investors as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, the proxy statement to be filed in connection with the Merger, and the other documents filed by Centennial from time to time with the Securities and Exchange Commission (the “SEC”). These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. These risks and uncertainties may be amplified by the COVID-19 pandemic and the current military conflict in Ukraine, which have caused significant economic uncertainty. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Centennial and Colgate assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by securities and other applicable laws. Neither Centennial nor Colgate gives any assurance that any of Centennial, Colgate or the combined company will achieve its expectations.

Additional Information and Where to Find It

This communication relates to the proposed Merger between Centennial and Colgate. In connection with the proposed Merger, Centennial will file with the SEC a proxy statement on Schedule 14A (the “Proxy Statement”). Centennial will also file other documents regarding the proposed Merger with the SEC. The Proxy Statement will be sent or given to the Centennial stockholders and will contain important information about the Merger and related matters. INVESTORS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION WITH RESPECT TO THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE BUSINESS COMBINATION AGREEMENT. You may obtain a free copy of the Proxy Statement (if and when it becomes available) and other relevant documents filed by Centennial with the SEC at the SEC’s website at www.sec.gov. You may also obtain Centennial’s documents on its website at www.cdevinc.com.

Participants in the Solicitation

Centennial, Colgate and certain of their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in connection with certain matters related to the Merger and may have direct or indirect interests in the Merger. Information about Centennial’s directors and executive officers is set forth in Centennial’s Proxy Statement on Schedule 14A for its 2022 Annual Meeting of Stockholders, filed with the SEC on March 15, 2022, its Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 24, 2022, and its other documents filed with the SEC. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC regarding the proposed transaction when they become available. Investors should read the Proxy Statement carefully when it becomes available before making any voting or investment decisions. Investors may obtain free copies of these documents using the sources indicated above.